MINUTES OF ACTION OF
THE BOARD OF DIRECTORS OF
RUBBER RESEARCH ELASTOMERICS, INC.

The undersigned, being the sole member of the Board of Directors of Rubber Research Elastomerics, Inc., a Minnesota corporation (the “Company”), in lieu of a meeting of the Board of Directors of the Company, does hereby adopt the following resolution effective as of the 23rd day of August, 2007:

AMENDMENT OF BYLAWS

WHEREAS, Section 2.5 of the Restated Bylaws of the Company requires no more than two (2) days prior written notice of regular or special meeting of the stockholders of the Company;

WHEREAS, the Board of Directors believes that this short notice period is inadequate as a practical matter to enable stockholders properly to receive notice of meetings of the stockholders; and

WHEREAS, Section 9.1 of the Restated Bylaws of the Company authorize the Board of Directors generally to make amendments to the Company’s bylaws without obtaining stockholder approval; THEREFORE, IT IS

RESOLVED: That the reference in Section 2.5 of the Restated Bylaws to a minimum two (2) day notice is hereby changed to a minimum of ten (10) days notice.

IN WITNESS WHEREOF, the undersigned has hereunto affixed his signature.

Fred J. Stark, Jr.